Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACTIVANT SOLUTIONS INC.
          Activant Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
          1. The name of the corporation is Activant Solutions Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 9, 1987. The original name of the Corporation was Delaware Triad Systems Corporation.
          2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation has received payment for its stock.
          3. The Board of Directors of the Corporation, pursuant to a unanimous written action in lieu of a meeting pursuant to Section 141(f) of the DGCL, adopted resolutions proposing and declaring advisable that the Corporation amend and restate its Amended and Restated Certificate of Incorporation to read in its entirety as follows:
     FIRST. The name of the Corporation is Activant Solutions Inc.
     SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
     FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares, par value $0.01 per share, designated Common Stock.
     FIFTH. The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors of the Corporation (the “Board of Directors”). The total number of directors constituting the entire Board of Directors shall be fixed from time to time by the Board of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.
     SIXTH. In furtherance of and not in limitation of the power conferred by the DGCL, the Board of Directors, acting by majority vote (after giving effect to ARTICLE FIFTH), is expressly authorized to adopt, amend or repeal the Bylaws.
     SEVENTH. The Corporation is to have perpetual existence.
     EIGHTH. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
     NINTH. Except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this ARTICLE NINTH shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.
     TENTH.
     A. The Corporation shall indemnify any person who was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this ARTICLE TENTH is in effect. Any repeal or amendment of this ARTICLE TENTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this ARTICLE TENTH. Such right shall include the right to be paid by the Corporation expenses incurred in defending or participating in any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense or participation are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense or participation to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.
     B. The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.
     C. As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.
     ELEVENTH. No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein “person” means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
     TWELFTH. The Corporation expressly elects not to be governed by Section 203 of the DGCL.
     4. In lieu of a meeting and vote of the stockholders, the stockholders have given written consent to such amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 228 of the DGCL.
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          IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on behalf of the Corporation on October 29, 2009.

By:	/s/ Pervez A. Qureshi
Name:	Pervez A. Qureshi
Title:	President & Chief Executive Officer